GASEL LETTERHEAD

PRESS RELEASE

             October 10, 2001

             Gasel Transportation Lines, Inc. announced today the initiation of a program to explore to the fullest range strategic alternatives designed to enhance shareholder value.  The Company engaged the services of Crown Capital Corporation, a St. Louis based investment banking firm experienced in transportation transactions to assist in this effort.

             Mike Post, President of Gasel Transportation Lines announced the Company's financial strategic plans following a modest but profitable half-year earnings and in the face of the trucking industry's continuing struggle with weak freight demand and rising operating costs.

             According to Post, Gasel is planning to press forward with an aggressive growth program designed to increase the Company's revenues and profits. The Company is seeking equity working capital to fund its expansion plans.

             Based in Marietta, Ohio, with a terminal and sales offices in Columbus, Ohio, Gasel is a truckload common and contract carrier, and provides logistic services throughout the continental United States and Canada.